UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2015

METABOLIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-33133	04-3158289
(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modification to Rights of Security Holders.
At a special meeting of the stockholders of Metabolix, Inc. (the “Company”) held on October 30, 2014, the Company’s stockholders authorized the Board of Directors of the Company (the “Board”) to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse split of the Company’s common stock, par value $0.01 (the “Common Stock”), by a ratio in the range of 1-for-2 to 1-for-10, with the Board of Directors having the discretion as to whether or not the reverse split was to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range, as determined by the Board of Directors in its discretion; provided that the reverse split was to be effected, if at all, no later than December 31, 2015. The Board determined to set the reverse stock split ratio at 1-for-6 (the “Reverse Stock Split”), reserving the right to abandon the Reverse Stock Split at any time prior to the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation to effectuate the Reverse Stock Split (the “Certificate of Amendment”). The Certificate of Amendment was filed with the Secretary of State of Delaware on May 26, 2015, and the Reverse Stock Split became effective in accordance with the terms of the Certificate of Amendment at 5:00 p.m. Eastern Time on May 26, 2015 (the “Effective Time”).
At the Effective Time, every six (6) shares of Common Stock issued and outstanding were automatically combined into one share of issued and outstanding Common Stock, without any change in the par value per share. The Reverse Stock Split did not modify the rights or preferences of the Common Stock. No fractional shares of Common Stock were issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares are entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of the Company’s Common Stock on May 22, 2015, by (ii) the number of shares of Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share interest.
The Reverse Stock Split reduced the number of shares of Common Stock currently outstanding from approximately 135.5 million shares to approximately 22.6 million shares. Proportional adjustments will be made to the Company’s outstanding restricted stock units and stock options and to the number of shares issued and issuable under the Company's equity compensation plans. The number of authorized shares of the Company's Common Stock will remain 250 million shares.
In connection with the Reverse Stock Split, the Company’s CUSIP number was changed to 591018 882. The Common Stock will begin trading on The NASDAQ Capital Market on a split-adjusted basis on May 27, 2015.
The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, is the exchange agent for the Reverse Stock Split. American Stock Transfer & Trust Company, LLC will provide stockholders of record holding pre-split shares of the Company’s Common Stock as of the Effective Time a letter of transmittal providing instructions for the exchange of shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to brokers' particular processes, and will not be required to take any action in connection with the Reverse Stock Split.
The information set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment that effectuated the Reverse Stock Split as described herein, which was filed with the Secretary of State of the State of Delaware on May 26, 2015. The Certificate of Amendment is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.
Item 8.01    Other Events.
On May 26, 2015, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Metabolix, Inc.
99.1	Press Release dated May 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date: May 26, 2015	By:	/s/ Joseph Shaulson
Joseph Shaulson
President & Chief Executive Officer